Exhibit 1A-12

From the Desk of

Laurence J. Pino, Esquire

February 21, 2023

Via Edgar and E-mail

Division of Corporation Finance

Office of Real Estate & Construction

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, DC

20549

Re:	Rockstar Capital Group LLC Tier 2 Regulation A Offering Submission

Rockstar Capital Group LLC

Legal Opinion Letter

Exhibit 1-A 12 on Form 1-A

Filed February 21, 2023

 Dear Mr. Kibum Park, Esq.,

It has come to our attention that we neglected to file a Legal Opinion Letter in conjunction with this Offering Circular and are now seeking to remedy the situation by providing the Letter hereto. This Legal Opinion Letter is submitted on behalf of our client Rockstar Capital Group LLC (the “Company”), on February 21, 2023 regarding the Company’s initial submission of the Offering Statement on Form 1-A, initially filed on February 7, 2023.

In our role as Counsel to the Company, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.	Certificate of Organization, as filed with the Arkansas Secretary of State as of October 5, 2022, attached to the close of this Letter, and as an Exhibit, per request; and

2.	Operating Agreement for the Company, dated October 5, 2022.

We have conducted a thorough review of various certificates issued by public officials, as well as certificates from executive officers of the Company, along with other pertinent records, agreements, documents, and instruments. Our assessment of these materials provides the foundation for the opinion that follows.

During this review, we have made the following assumptions: (i) all signatures are genuine, (ii) all natural persons possess the legal capacity to sign documents, (iii) all documents presented to us as originals are authentic, (iv) all documents presented to us as certified, conformed, or otherwise copied conform to their original documents, and the original documents are authentic, and (v) all records and information provided to us by the Company on which we relied are complete in all material respects.

If you should require any additional information or clarification, please do not hesitate to contact me at (407) 425-7831.

Sincerely,

/s/ Laurence J. Pino, Esq., for the firm

PINO NICHOLSON PLLC